As filed with the Securities and Exchange Commission on September 29, 2023

Registration No. 33-63902

Registration No. 33-87602

Registration No. 333-18011

Registration No. 333-75883

Registration No. 333-64494

Registration No. 333-126169

Registration No. 333-182528

Registration No. 333-227939

Registration No. 333-234457

Registration No. 333-238697

Registration No. 333-237972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 33-63902

FORM S-8 REGISTRATION STATEMENT NO. 33-87602

FORM S-8 REGISTRATION STATEMENT NO. 333-18011

FORM S-8 REGISTRATION STATEMENT NO. 333-75883

FORM S-8 REGISTRATION STATEMENT NO. 333-64494

FORM S-8 REGISTRATION STATEMENT NO. 333-126169

FORM S-8 REGISTRATION STATEMENT NO. 333-182528

FORM S-8 REGISTRATION STATEMENT NO. 333-227939

FORM S-8 REGISTRATION STATEMENT NO. 333-234457

FORM S-8 REGISTRATION STATEMENT NO. 333-238697

FORM S-8 REGISTRATION STATEMENT NO. 333-237972

UNDER

THE SECURITIES ACT OF 1933

20230930-DK-BUTTERFLY-1, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	11-2250488
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

650 Liberty Avenue, Union, New Jersey 07083

(908) 688-0888

(Address, including zip code, and telephone number of Principal Executive Offices)

BED BATH & BEYOND INC.

(Former name of the Registrant)

Michael Goldberg

Plan Administrator pursuant to the Second Amended Joint Chapter 11 Plan of Bed Bath & Beyond Inc.

and Its Debtor Affiliates

20230930-DK-Butterfly-1, Inc.

650 Liberty Avenue

Union, New Jersey 07083685

(908) 688-0888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler, P.C.

Tamar Donikyan

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022

(212)-446-480

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

20230930-DK-Butterfly-1, Inc. (f/k/a Bed Bath & Beyond Inc.), a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 33-63902, filed with the SEC on June 4, 1993;

•	Registration Statement No. 33-87602, filed with the SEC on December 12, 1994;

•	Registration Statement No. 333-18011, filed with the SEC on December 16, 1996, registering 2,000,000 shares of Common Stock issuable pursuant to the Bed Bath & Beyond Inc. 1996 Stock Option Plan;

•	Registration Statement No. 333-75883, filed with the SEC on April 8, 1999, registering 6,000,000 shares of Common Stock issuable pursuant to the Bed Bath & Beyond Inc. 1998 Stock Option Plan;

•

Registration Statement No. 333-64494, filed with the SEC on July 3, 2001, registering 22,000,000 shares of Common Stock issuable pursuant to the Bed Bath & Beyond Inc. 2000 Stock Option Plan and the Bed Bath & Beyond Inc. 2001 Stock Option Plan;

•

Registration Statement No. 333-126169, filed with the SEC on June 28, 2005, registering 50,819,721 shares of Common Stock issuable pursuant to the 2004 Incentive Compensation Plan, the 2001 Stock Option Plan, the 2000 Stock Option Plan, the 1998 Stock Option Plan and the 1996 Stock Option Plan;

•

Registration Statement No. 333-182528, filed with the SEC on July 3, 2012, registering 14,300,000 shares of Common Stock issuable pursuant to the Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan;

•

Registration Statement No. 333-227939, filed with the SEC on October 23, 2018, registering 4,600,000 shares of Common Stock issuable pursuant to the Bed Bath & Beyond Inc. 2018 Incentive Compensation Plan;

•

Registration Statement No. 333-234457, filed with the SEC on November 1, 2019, registering 852,508 shares of Common Stock issuable pursuant to the Employment Agreement between the Company and Mark J. Tritton, dated as of October 6, 2019;

•

Registration Statement No. 333-238697, filed with the SEC on May 26, 2020, registering 1,000,000 shares of Common Stock issuable pursuant to the Employment Agreement between the Company and Cindy Davis, dated as of April 30, 2020; and

•

Registration Statement No. 333-237972, filed with the SEC on May 1, 2020, registering 3,775,000 shares of Common Stock issuable pursuant (i) to the Employment Agreement between the Company and Gustavo Arnal, dated as of April 24, 2020 and (ii) to the Employment Agreement between the Company and John Hartmann dated as of April 1, 2020;

On April 23, 2023, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). On September 14, 2023, the Bankruptcy Court entered its order confirming the Second Amended Joint Chapter 11 Plan of Bed Bath & Beyond Inc. and its Debtor Affiliates (the “Plan”). The Company expects the Plan to become effective on September 29, 2023.

The Company has terminated all offerings of securities pursuant to the Registration Statements as it is undergoing an orderly wind-down and liquidation process pursuant to the Plan. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under each Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Union, New Jersey, on September 29, 2023.

20230930-DK-BUTTERFLY-1, INC.

By:	/s/ David M. Kastin
David M. Kastin
Executive Vice President, Chief Legal Officer & Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.